Exhibit 23.3

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

November 2, 2012

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc.

Northfield Bank

581 Main Street, Suite 810

Woodbridge, New Jersey 07095

Members of the Boards:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion and Application H-(e)1-s and any amendments thereto to be filed with the Board of Governors of the Federal Reserve System, and in the Registration Statement on Form S-1 and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Northfield Bancorp, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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